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                     March 1, 2023

       J. Lindsey Alley
       Chief Financial Officer
       Houlihan Lokey, Inc.
       10250 Constellation Blvd.
       5th Floor
       Los Angeles, California 90067

                                                        Re: Houlihan Lokey,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2022
                                                            Filed May 27, 2022
                                                            File No. 001-37537

       Dear J. Lindsey Alley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance